Exhibit 10.2
THIRD AMENDMENT TO THE
GLOBAL WATER RESOURCES, INC.
STOCK OPTION PLAN
GWR Global Water Resources Corp., a British Columbia corporation (“GWRC”), previously established the GWR Global Water Resources Corp. Stock Option Plan approved as of January 9, 2012 (as amended, the “Prior Plan”). GWRC was restructured and merged with and into Global Water Resources, Inc., a Delaware corporation (the “Company”). Effective as of May 3, 2016, the name of the Prior Plan was changed to the Global Water Resources, Inc. Stock Option Plan (the “Plan”).
1.This Third Amendment shall be effective as of the date on which it is executed.
2.Section 7 (Exercise of Options) is hereby amended by the addition of a new Section 7.4 to read as follows:
7.4    As determined by the Committee and to the extent permitted by applicable statutes and regulations, the Option Price for any Option, including those outstanding and unexercised as of the effective date of this Third Amendment, may be paid by any net-issuance or cashless exercise arrangement (including any broker-assisted “cashless” exercise arrangement).
3.This Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Third Amendment.
IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed as of this 7th day of March, 2018.
Global Water Resources, Inc.
/s/ Ron L. Fleming
By:Ron L. Fleming
Its: CEO and President

4811-7623-5870.1